Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LONGBOARD PHARMACEUTICALS, INC.

December 2, 2024

ARTICLE 1

The name of the corporation is: Longboard Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to engage in any part of the world in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4

The total number of shares of stock which the Corporation shall have authority to issue is 5,000, all of which shall be common stock, and the par value of each such share shall be $0.0001.

ARTICLE 5

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE 6

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of or limit their power to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation.

ARTICLE 7

A.          To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article 7 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article 7 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B.          No officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof, is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of an officer of the Corporation hereunder in respect of act or omission occurring prior to the time of such amendment, modification or repeal. Solely for the purposes of this section B of Article 7, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

C.          To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of this Article 7 shall not (i) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

D.          Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of the Corporation; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (3) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, the certificate of incorporation or the Bylaws of the Corporation; or (5) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this section D of Article 7.

ARTICLE 8

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE 9

The Corporation reserves the right, subject to any express provisions or restrictions in this Certificate of Incorporation or the Bylaws of the Corporation, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights and powers conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are granted subject to this reservation.